FOR IMMEDIATE RELEASE

Contact:	Marni McKinney, The Somerset Group, Inc. 	317-269-1275
       		Robert Kaspar, Somerset Wealth Management	317-269-1316
	       	Pat Early, Whipple & Company            		317-469-7776


Somerset Wealth Management Division of The Somerset Group, Inc., to merge with Whipple & Company; new division to expand assets to $250 million

	INDIANAPOLIS (December 17, 1997)_The Somerset Group, Inc. (NASDAQ: SOMR) announced today that the company has signed a letter of intent to merge with Whipple & Company, a privately owned Indianapolis-based public accounting and consulting firm, according to Robert H. McKinney, chairman of The Somerset Group. The merger will bring more than 2,000 clients to Somerset and represents a major step forward in Somerset's strategic plan to build a comprehensive financial services company.

	When the merger is complete, Somerset will manage more than $250 million in assets for individuals, families and businesses located throughout the Midwest, McKinney said. The merger is expected to have a positive effect on earnings per share.

	"This merger represents an important step in the strategic development of our firm," explained Marni McKinney, president and CEO of The Somerset Group. "The breadth and depth of Whipple & Company's consulting expertise and its fine reputation add tremendous value to our company and enhances our ability to create shareholder value."

						(more)





Somerset/Whipple Merger, Page 2 of 3

	Founded in 1960, Whipple & Company provides a wide array of financial and accounting services, including tax planning and preparation, retirement planning, estate planning, investment planning, business consulting and accounting services. They also specialize in health care consulting services to physicians and outpatient surgery centers nationwide.

	The new combined company possesses a regional client base throughout the Midwest. Outside of Indianapolis, the company's major Indiana clients are located in Bloomington, Evansville, Fort Wayne, Lafayette, South Bend and Terre Haute. A five person executive committee will direct the new company, with each person bringing a specific area of financial and investment expertise to the company.

	"Our emphasis on financial planning and consulting services, along with our tax and business expertise, fits perfectly with Somerset's mission," said Pat Early, president of Whipple &
Company. "The new combined company will provide excellent strategic benefits to both companies' clients."

	Early added that the merger strongly advances the strategic focus of both companies. "This takes us to where we wanted to be five years from now, " he said. "Everyone will benefit from the newly expanded services."

	Marni McKinney pointed to Whipple & Company's forward-looking strategic focus as a chief reason for considering the merger. "Traditional accounting and audit services currently represent less than 10 percent of Whipple's 1997 revenues," she said. "When you consider that these traditional services accounted for more than 60 percent of Whipple's business a decade ago, it demonstrates how Whipple & Company's management team has effectively modified the firm's strategic focus from being dependent on traditional accounting and auditing services to providing value-added planning and consulting services for businesses and high net worth individuals."

	McKinney continued: "Whipple's expertise in financial planning, consulting, tax and real estate planning services will be a tremendous resource to Somerset's current clients and to future relationships developed through our combined efforts."

					(more)



Somerset/Whipple Merger, Page 3 of 3

	Robert Kaspar, president of Somerset Wealth Management, reiterated the importance of this merger to Somerset's strategy of providing objective and responsive investment management services and growing the company's client base. "Together we can offer highly integrated advisory services that foster long-term relationships," Kaspar said. "Having high quality planning and consulting services is integral to growing our investment management business."

	Kaspar related that the new company's total service package is presently unique to the Greater Indianapolis area. "Few other financial services firm can offer the combined depth of expertise and resources that our new firm can," he said. "The heritage of our investment experience, coupled with Whipple's in-depth financial advisory, business consulting and tax background, gives us an excellent competitive market advantage for our combined clients."

	Somerset will use common stock to acquire 100 percent of the outstanding stock of Whipple & Company, and the transaction will be accounted for on a pooling of interests basis. The shares to be issued for the merger are valued at $21.00 per share and the transaction is valued at $7 million. The closing of the transaction is subject to completion of a definitive agreement and is expected to be completed by the end of 1997.

	As part of its strategic plan, The Somerset Group created Somerset Wealth Management in early 1997. In the division's first six months of operations, Somerset Wealth Management accumulated more than $120 million in client assets. Whipple's current consulting, planning and investment management activities will be combined with Somerset Wealth Management activities, with the exception of Whipple & Company's traditional accounting and auditing operations. These activities will continue to be conducted by an independent and licensed accounting firm, which will continue to use the name Whipple & Company and will be managed under present Whipple & Company leadership





   	  	SECURITIES AND EXCHANGE COMMISSION
	          Washington, D.C.   20549
		                FORM 8-K
          				CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of
1934
Date of Report: December 23, 1997 (Date of earliest event reported)



           		THE SOMERSET GROUP, INC.
	(Exact name of registrant as specified in its charter)


Indiana          				0-14227	         		35-1647888
(State or other		  	(Commission	      	(IRS Employer
jurisdiction of		  	File Number)      	Identification No)
incorporation)\



135 N. Pennsylvania Street, Suite 2800, Indianapolis, IN 46204
		(Address of principal executive offices)


	Registrant's telephone number:  (317) 269-128



ITEM 5   OTHER EVENTS:


The Somerset Group, Inc., the Registrant, on December 17, 1997, signed a letter of intent to merge with Whipple & Company, P.C.

See attached press release for details of the announcement.


			SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

					THE SOMERSET GROUP <INC>





                                  s/Joseph M. Richter
Date:  December 23, 1997          		Joseph M. Richter
				                              		Executive Vice President & CEO



Date:  December 23, 1997          s/Sharon J. Sanford
                                    Sharon J. Sanford
	                              					Corporate Secretary